Exhibit p.27

Section 7: Code of Ethics

7.01	Introduction

As an investment adviser, North Reef has implemented and adopted a Code of Ethics (the “Code”) that all Access Persons, as defined in Section 7.03 Access Persons, are expected to uphold. The Firm has a fiduciary duty to place the interests of its clients before the interests of the Firm and its employees. In addition, employees should understand that these general principles apply to all conduct, whether or not the conduct is also covered by more specific standards or procedures set forth below. Failure to comply with the Code may result in disciplinary action, including termination of employment. The Code incorporates the following general principles, which all employees are expected to uphold:

•	We must always place the interests of our clients before the interest of the Firm and its employees or any other interests.

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All personal securities transactions must be conducted in a manner consistent with the Code and avoid any actual or potential conflicts of interest or any abuse of an employee’s position of trust and responsibility.

•	Employees must not take any inappropriate advantage of their positions at the Firm.

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Information concerning the identity of securities and financial circumstances of clients, including the Funds and their investors, must be kept confidential, but such confidentiality shall not prevent valid whistleblower claims.

•	Independence in the investment decision-making process must be maintained at all times.

•	Employees must comply with the letter and spirit of laws and regulations applicable to the Firm and its clients.

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Violations of law or regulation by employees that relate to matters of trust and confidence or securities law or regulation in their conduct outside of their employment may affect their fitness for duty as employees of a firm with fiduciary responsibility and high ethical standards.

Pursuant to Rule 17j-1 under the Investment Company Act, to the extent that North Reef provides investment sub-advisory services to any Investment Company Act registered vehicle, (“40 Act Fund”), the CCO is responsible for all material amendments being presented to each Fund Board for approval.

Each employee will be informed as to their reporting obligations within this Code upon initial hire. Individuals, including contractors, shall be notified upon commencing employment by North Reef as to their reporting obligations. Outsourced service providers deemed by the CCO will provide an annual certification attested by its CCO that their employees do not trade in securities that comprise the North Reef investment universe.

7.02	Compliance with Applicable Federal Securities Laws

In addition to the general principles of conduct stated in the Code and the specific trading restrictions and reporting requirements described below, the Code requires all employees to comply with applicable federal securities laws. These laws include the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act of 1999, any rules adopted by the SEC under any of these statutes, the BSA as it applies to private investment funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

7.03	Access Persons

The Code applies to all of the Firm’s “Access Persons,” which for the purpose of the Code, includes all of the Firm’s directors, officers, and partners (or other persons occupying similar status or performing similar functions); and any employee or other person who provides advice on behalf of the Firm and is subject to the Firm’s supervision and control. For the avoidance of doubt, all employees of North Reef are considered Access Persons.

At the discretion of the CCO, certain other individuals, including contractors and interns may be subject to the Code for the duration of their engagement with the Firm. Anyone who by virtue of their access to information may be considered an Access Person.

7.04	Covered Securities

The term “Covered Securities” includes all “Reportable Securities,” as defined under the Advisers Act, which includes:

•	Debt and equity securities;

•	Options on securities, on indices, and on currencies;

•	All forms of limited partnership and limited liability company interests, including interests in private investment funds, such as hedge funds, and interests in investment clubs;

•	Foreign unit trusts and foreign mutual funds; and

•	Exchange traded funds structured as closed-end funds.

The term “Covered Securities,” however, does not include the following (“Excepted Securities”):

•	Direct obligations of the US government (e.g., treasury securities);

•	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt obligations, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares of open-end mutual funds that are not advised or sub-advised by the Firm or the Firm’s affiliates;

•	Crypto currencies such as Bitcoin or Ethereum; and

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds, none of which are funds advised or sub-advised by the Firm or the Firm’s affiliates.

The Firm does not consider crypto currencies as Covered Securities. The Firm takes the position that virtual currency tokens that function like units of a fiat currency are not securities. Employees may freely trade these assets without prior pre-approval.

The SEC has issued various releases indicating that virtual currency tokens offered or sold as part of an Initial Coin Offering (“ICO”) may constitute securities, which may be subject to the federal securities laws. Tokens offered in an ICO structure will not be considered as Covered Securities by the Firm if they are registered with the SEC or offered pursuant to any “limited offering” which is defined as an offering exempt from registration pursuant to the Section 4(2) private placement exemption or the Section 4(5) exemption for private offerings of limited size made solely to accredited investors.

Any questions regarding the application of these terms should be referred to, and addressed by, the CCO.

7.05	Personal Brokerage Accounts

The term “Personal Account” means any securities account in which an Access Person has any direct or indirect “beneficial ownership,” including any Personal Account:

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Of an Access Person’s immediate family member (any relative by blood or marriage either living in the Access Person’s household or financial dependent of the Access Person), other than (i) 529 Plan Accounts, (ii) TreasuryDirect accounts, (iii) accounts associated with the Firm’s 401K retirement plan, and (iv) other accounts that are capable of holding only Excepted Securities; or

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In which an Access Person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect opportunity to profit or share in any profit derived; provided that

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Investment partnerships or other funds of which North Reef or any affiliated company is a general partner or from which North Reef or such a company receives fees based on capital gains, are generally not considered Personal Accounts, even though North Reef or employees may be considered to have an indirect beneficial ownership.

Managed Accounts. Accounts over which the access person has no direct or indirect influence or control (“Managed Accounts”) must be reported as personal accounts but securities held in these accounts are excluded from the holdings and transaction reporting and pre-clearance requirements. The CCO has the authority to require access persons to provide account statements for any accounts in which any securities are held for the access person’s direct or indirect benefit, in order to help ensure that the trading activity in such accounts does not present conflicts of interest.

For a full definition of beneficial ownership, refer to Rule 16a-1(a)(2) under the Exchange Act.

7.06	Restrictions on Personal Trading and Trading in Covered Securities

Generally, personal securities transactions may only be affected in accordance with the provisions of this Code. It is the responsibility of each Access Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code or otherwise prohibited by any applicable laws. When anything under this Code prohibits the purchase or sale of a security, it also prohibits the short sale of such security as well as the purchase or sale of any related securities such as puts, calls, other options, or rights in such securities.

Transactions in ETFs, mutual funds, unit investment trusts, or other basket type securities etc. generally do not require pre-approval.

Restrictions on Personal Trading

In general, the Firm’s Access Persons are prohibited from trading in Covered Securities related to any name within the financial sector, which includes, but is not limited to the Firm’s Coverage Universe. The Firm’s “Coverage Universe” consists of approximately 400 names covered by the Firm. If you are unsure about whether a name is within the Firm’s Coverage Universe, please reach out to the CCO, or their designee.

Trade Pre-Approval

Any other purchase or sale in Covered Securities as well as any related derivatives such as puts, calls, other options, or rights in such securities (excluding those expressly prohibited in the Firm’s Coverage Universe) by Access Persons requires the pre-approval of the CCO or its designee via a completed Exhibit G: Pre-Clearance Trading Approval Form, or electronic equivalent. The CCO or its designee may deny any trade request in their sole discretion and no reason need be given for such denial. In the event that the CCO requests pre-approval, such approval or denial may be granted by the CIO or their designee.

Unless otherwise documented in writing, approvals may be relied upon for 5 business days following the date noted on the approval by the CCO. Upon the expiration of that time period, a new request for approval must be made and granted before the relevant transaction may be executed. If the employee’s trade request is for a security that is on the Firm’s restricted list, the trade request will be denied.

In general, the firm strongly discourages trade activity of more than 30 pre-clearance requests per month in personal accounts related to Covered Securities as well as any related derivatives such as puts, calls, other options, or rights in such securities. In the event of the breach of this guideline the firm may in its discretion limit subsequent period’s activity to closing transactions only or further disciplinary action.

Initial Public Offerings and Limited Offerings

All Access Persons must receive pre-approval from the CCO pursuant to a completed Exhibit G: Pre-Clearance Trading Approval Form or an electronic equivalent approval prior to engaging in the following transactions in their Personal Accounts:

•	Direct or indirect purchase or sale of beneficial ownership in a security in an initial public offering; and

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Direct or indirect purchase or sale of beneficial ownership in a security in a limited offering, which includes but is not limited to, privately held companies, real estate funds, hedge funds, private equity funds, and other private funds, including any funds or entities advised by North Reef or sponsored by North Reef unless approved by the CCO.

Under the rare circumstance a private investment becomes a public security the employee shall alert and discuss this matter with the CCO, or its designee.

Existing Positions: Access Persons are not required to divest existing personal holdings of Covered Securities upon initiating employment with the Firm or upon a security being newly added to the Coverage Universe. Such positions owned by Access Persons are referred to hereinafter as “Existing Positions.” Existing Positions may include positions that are otherwise restricted by this policy and may conflict with the holdings of the Fund. Employees must obtain written pre-approval to divest Existing Positions of Covered Securities. If the request date for the pre-approval to divest an Existing Positions of Covered Securities is the same day on which transactions in the same security are planned or executed for the Fund(s), dual -approval of the CCO, or its designee, and James Hanna will be required to ensure that the request does not affect client portfolios.

Restricted Trading List

No Access Person may engage in any transaction in any security on the Firm’s Restricted Trading List (“RTL”), even if such security was held in an Access Person’s Personal Account prior to joining the Firm.

Exceptions

Personal trading transactions in the following scenarios are excepted from the Firm’s personal trading policy:

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Transactions pursuant to an automatic investment plan in which regular purchases or withdrawals are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation, including dividend reinvestment plans and employer-sponsored stock purchase plans;

•	To the extent acquired from the issuer, purchases effected upon the exercise of rights issued pro rata to all holders of a class of securities;

•	Transactions that are not voluntary on the part of the Access Person, such as stock dividends or splits, mergers, other corporate reorganizations, or margin calls; and

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Transactions effected pursuant to any Personal Account which the Access Person has demonstrated to the satisfaction of the CCO, or its designee, that such Access Person does not have any direct or indirect influence or control by virtue of the Access Person having provided discretionary investment authority over such account to a third-party investment manager or trustee (“Non-Discretionary Accounts”).

•	No “direct or indirect influence or control” over an account means that the Access Person does not:

1.	Suggest purchases or sales of investments in such account to the applicable third-party investment manager or trustee who has been granted discretionary investment authority over such account; or

2.

Direct such third-party investment manager or trustee to purchase or sell investments on behalf of such account, including directing or advising such investment manager or trustee in regard to the relative allocation of the account’s assets to specific investments vis-à-vis other investments.

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Additionally, for each Non-Discretionary Account that has been exempted from the pre-clearance requirements set forth in this Code, the third-party investment manager or trustee who has been granted investment discretion over such account must independently attest that the account is indeed a Non-Discretionary Account.

7.07	Initial and Annual Holdings Reports

Access Persons must submit a completed Exhibit B: Initial and Annual Report of Holdings or electronic equivalent to the CCO, disclosing all securities held in any Personal Account—including any investment positions not held in such accounts, including private placements, but excluding Excepted Securities—within 10 days of becoming an Access Person and within 30 days following the end of each fiscal year thereafter. The information must be current and as of a date no more than 45 days prior to the date of becoming an Access Person or the end of a particular fiscal year, as applicable. Each such report must contain, at minimum:

•	The title and type of security, and the exchange ticker symbol or CUSIP number as applicable, number of shares, and principal amount of each security in any Personal Account, as applicable;

•	The name of any broker, dealer, or bank with which the access person maintains any Personal Account; and

•	The date on which the access person submits the report.

Within 10 days of opening a new account, such account must be disclosed to the CCO, along with the name of the financial institution, the account title, the account number (if available), whether the account is restricted by the terms of the account relationship to holding only cash and excepted securities set out in below and the investment power, influence, or control status of the account.

If an Access Person has no transactions, accounts, or private investments to report, this should be indicated on Exhibit B: Initial and Annual Report of Holdings or electronic equivalent and submitted to the CCO nonetheless.

7.08	Quarterly Transaction Reports

Access Persons must submit a completed Exhibit E: Quarterly Transaction Report or electronic equivalent within 30 days after each quarter end to the CCO, reflecting any securities transactions in any Personal Account in which trading discretion has not been fully delegated to a third party, with respect to Covered Securities. The report shall contain the following information with respect to each transaction:

•	The date of the transaction, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each security involved, as applicable;

•	The nature of the transaction, such as a purchase, sale, or any other type of acquisition or disposition;

•	The price of the security at which the transaction was affected;

•	The name of the broker, dealer, or bank with or through which the transaction was affected; and

•	The date on which the Access Person submits the report.

For new accounts established during the quarter, Employees must disclose:

•	The name of the broker, dealer, or bank with whom the employee established the account; and

•	The date the account was established.

7.09	Duplicate Account Statements and Trade Confirmations

Except with respect to an account:

•	In which an employee has no discretionary power, influence, or control; or

•	That is restricted by the terms of the account relationship to holding only cash and Excepted Securities,

In lieu of formally completing the required information in the aforementioned Exhibit B: Initial and Annual Report of Holdings and Exhibit E: Quarterly Transaction Report or electronic equivalent, employees may arrange for the CCO to receive duplicate account statements (at least quarterly) and trade confirmations for each Personal Account. The account statements must include the employee’s personal holdings and transactions occurring in the account, as well as the other applicable account identifying information commonly included in account statements.

Requests to have a firm send duplicate account statements and trade confirmations may be made by completing Exhibit L: Broker Instruction Letter or electronic equivalent and sending it to the relevant institution.

7.10	Exception from Reporting Requirements

No Quarterly Transaction Report is required to be filed by an Access Person with respect to securities held in any Personal Account over which the Access Person has or had no direct or indirect influence or control. However, Access Persons with such Non-Discretionary Accounts will be required to adhere to the following procedures:

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The Access Person must notify the CCO upon opening a new Non-Discretionary Account within 10 business days and thereafter certify on an annual basis within 30 days of year end that the foregoing account continues to remain a Non-Discretionary Account; and

•	An independent attestation must be sought from the relevant third-party investment manager/broker/trustee that the account in question is indeed a Non-Discretionary Account.

Quarterly Transaction Reports are not required with respect to any transactions effected pursuant to an automatic investment plan, although holdings need to be included on Initial Reports.

Quarterly Transaction Reports are not required if the report would duplicate information contained in broker trade confirm or account statements that an Access Person has already provided to the CCO; provided, that such broker trade confirm, or account statements are provided to the CCO within 30 days of the end of the applicable calendar quarter. This paragraph has no effect on an Access Person’s responsibility related to the submission of Initial and Annual Holdings Reports.

7.11	Outside Business Activities

At the point at which an employee commences employment with the Firm and annually thereafter, they will be required to disclose any existing outside business activities by submitting a completed Exhibit C: Conflicts of Interest/Outside Business Activity Form or electronic equivalent to the CCO. In addition, employees are required to complete an Outside Business Activities disclosure as part of their obligation to complete and submit Exhibit F: Quarterly Compliance Attestation Form or electronic equivalent on a quarterly basis.

An employee’s service on the board of directors of an outside company, as well as other outside activities generally, could lead to the potential for conflicts of interest and insider trading problems, and may otherwise interfere with an employee’s duties to the Firm. Accordingly, employees are prohibited from serving on the boards of directors of any outside company, unless the service has been approved in writing by the CCO. In addition, any employee serving on the board of a private company which is about to go public may be required to resign either immediately or at the end of the current term.

The Firm generally discourages employees from:

•	engaging in outside business ventures (such as consulting engagements or public/charitable positions);

•	accepting any executorships, trusteeship, or power of attorney (except with respect to a family member); and

•	serving on a creditors committee except as part of the employee’s duties at the Firm.

Accordingly, employees must obtain pre-approval from the CCO prior to engaging in any of these activities by submitting a completed Exhibit H: Outside Business Activities Pre-Approval Request Form or electronic equivalent to the CCO.

Should an employee receive approval for outside business ventures, it is the employee’s responsibility to ensure that all material non-public information received through the outside relationship is disclosed to the Firm immediately. The Firm’s CCO will then take measures to restrict any trading activity based upon the acquired information.

7.12	Gifts and Entertainment

In order to address conflicts of interest that may arise when an employee accepts or gives a gift, favor, entertainment, special accommodation, or other items of value, the Firm places restrictions on gifts and entertainment with any person or entity that does or seeks to do business with or on behalf of the Firm or a person affiliated with a company that is included in a Fund’s portfolio (“G&E Person”). Certain gifts and entertainment may require the approval of the CCO via a completed Exhibit K: Gifts and Entertainment Disclosure and Request Form or electronic equivalent.

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Gifts: Any gift that an employee gives or receives that exceeds $300 on a yearly aggregate basis, from any G&E Person are subject to approval from the CCO. If the gift has already been given/received by the employee prior to receiving such approval and the gift ultimately is not approved, then the employee will be required to return the gift to the provider, reimburse the Firm, or take other remedial action.

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Business Entertainment: Business entertainment must be consistent with customary business practices and employees are instructed that care should be taken that the entertainment does not or does not appear to unduly influence the recipient in the exercise of their judgement and discretion with respect to the Firm. Entertainment generally includes meals, shows, concerts, theatre events, sporting events or similar types of entertainment where the person or a representative of the entity providing the entertainment is present. If the person or entity is not present, then such entertainment is deemed a gift and the policies and procedures applicable to gifts set forth above shall apply. Entertainment also includes in-town and out-of-town trips where the service provider, counterparty, or company that is included in a Fund’s portfolio offers to pay for items such as lodging, airfare, meals, and/or event expenses.

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No employee may provide or accept extravagant or excessive entertainment to or from a G&E Person. Employees may provide or accept a business entertainment event, such as a meal or a sporting event, of reasonable value, if the person or entity providing the entertainment is present. Any event that an employee reasonably expects to exceed an aggregate value of $1,000 must be approved in advance by the CCO.

•	Cash: No employee may give or accept cash gifts or cash equivalents (such as gift cards) to or from a G&E Person.

•	Sponsored Logos: Items such as pens, coffee mugs or clothing items with a G&E Person’s logo are excluded from gift reporting requirements.

•	Solicited Gifts: No employee may use his or her position with the Firm to obtain anything of value from a G&E Person.

•	Referrals: Employees may not make referrals to clients (e.g., of accountants, attorneys, or the like) if the employee expects to personally benefit in any way from the referral.

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Industry Conferences. With respect to industry conferences, expenses paid by conference sponsors should be reasonable and customary, and not excessive or extravagant (e.g. private jet travel). Employees are required to report expenses that exceed the reporting thresholds on the quarterly compliance certifications, and employees should be aware that such expenses may require pre-approval or disclosure as gifts or business entertainment depending on the circumstances.

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Government Officials: Please see Section 7.13 Foreign Corrupt Practices Act and Section 7.14 Political Contributions for more information regarding the Firm’s policies regarding the provision of, receipt of, or sponsoring of gifts, entertainment, or anything of value to government officials and/or their families.

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Union Officials: Special Department of Labor reporting requirements apply to service providers, such as investment advisers, to Taft-Hartley employee benefit funds. Those service providers must make annual reports detailing virtually all gifts and entertainment provided generally to unions, their officer, employees and agents, subject to a de minimis threshold. Accordingly, employees must receive pre-approval for gifts and entertainment provided to such persons.

Valuing Gifts and Business Entertainment

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Generally. Gifts and entertainment should be valued at the higher of cost and market value [which may be estimated in good faith (e.g. Superbowl tickets)], exclusive of tax, delivery and service charges.

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Multiple Recipients. When multiple individuals are the recipients of gifts or entertainment, generally the value of the gift or entertainment should be calculated on a pro rata basis per recipient based on the value received for purposes of ensuring compliance with the applicable limit. However, gifts and entertainment provided to employees and their family members should be aggregated and attributed to the employee rather than calculated on a per person basis since the full value is generally bestowed upon the employee.

Reporting

Each employee must report any gifts or entertainment received in connection with the employee’s employment that the employee reasonably believes exceeded the applicable reporting threshold to the CCO via a completed Exhibit K: Gifts and Entertainment Disclosure and Request Form or electronic equivalent. The CCO may require that any such gift be returned to the provider or that an entertainment expense be repaid by the employee.

7.13	Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act (“FCPA”) makes it unlawful for any US company–as well as any of its officers, directors, employees, agents or stockholders acting on its behalf–to offer, pay, promise or authorize any bribe, kickback or similar improper payment to any foreign official, foreign political party or official or candidate for foreign political office in order to assist the US company in obtaining, retaining or directing business. Violators are subject to severe civil and criminal penalties, up to and including imprisonment. Other countries have similar laws. It is the policy of the Firm to strictly comply with the FCPA and all other applicable laws against bribery and other improper payments.

What is the Requirement?

Under the FCPA, a “foreign official” includes any officer or employee of a foreign government or any department, agency or instrumentality thereof. Accordingly, the FCPA’s prohibitions extend to all government employees, no matter how low-ranking or high-ranking, and to employees of government-owned business entities as well as government agencies. Not only the payment of money, but the giving of “anything of value” to a foreign official, foreign political party or official or candidate for foreign political office is prohibited. The FCPA does permit certain small facilitating or expediting payments to foreign officials to ensure that they perform routine, nondiscretionary governmental duties. The FCPA also permits payment or reimbursement of reasonable and bona fide expenses of a foreign official, including travel and lodging expenses, relating to the promotion, demonstration or explanation of a product or service or to the execution or performance of a contract with a foreign government. However, before offering or making any type of gift or payment to or on behalf of a foreign official, Firm personnel must obtain written approval in advance from the CCO.

The FCPA not only prohibits direct payments to a foreign official, but also prohibits US companies from making payments to third parties – such as a foreign partner, sales agent or other intermediary – with knowledge that all or a portion of the payment will be passed on to a foreign official. The FCPA’s definition of “knowledge” is broader than actual knowledge. A company is deemed to know that an agent or other intermediary will make an improper payment if it is aware of, but consciously disregards, a “high probability” that such a payment will be made. The purpose of this standard is to prevent companies from adopting a “head in the sand” approach to the activities of their foreign agents and partners.

How do we Comply?

Before the Firm retains any agent or intermediary that may be involved in soliciting a potential investment from, or other transaction with, a foreign government or government entity, written approval must be obtained in advance from the CCO. In addition, the CCO will evaluate the risk of compliance failure as it relates to the FCPA on a regular basis and should the Firm’s activities change to the extent that it begins to have contact with foreign officials, the CCO will adopt additional measures to protect the Firm against potential violations.

7.14	Political Contributions

Rule 206(4)-5 (“Pay to Pay Rule”) limits the dollar amount of contributions that may be made by an adviser or its Covered Associates6 to state or local officials7 that can influence the investments of state funds, including pension plans. Specifically, the Pay to Play Rule prohibits an adviser and/or its Covered Associates from:

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Providing advisory services for compensation to a government entity[8] client for two years after the adviser or its Covered Associates make a contribution[9] to a state or local election in excess of $350 for a candidate for which the adviser or its personnel are eligible to vote, or $150 for a candidate for which the adviser or its personnel are ineligible to vote;

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Providing direct or indirect payments to any third party that solicits government entities for advisory business unless this third party is a registered broker-dealer or investment adviser itself subject to Pay-to-Play Rule restrictions;

•	Soliciting from others, or coordinating, contributions to certain elected officials or candidates or payments to political parties where the adviser is providing or seeking government business; and

•	Doing anything indirectly that, if done directly, would result in a violation of the other provisions of the Pay to Play Rule.

Violations of the limits carry a two-year ban on managing money for pension plans controlled by the official or personnel the official may appoint. Items other than cash contributions, such as gifts, can also trigger violations of this rule. Anything given to a state or local official that is of value must be carefully considered for compliance with this rule. Additionally, personnel should remember that national elections are not covered as a part of the rule as long as the individual running for office does not presently hold a state or local position. US Congressional positions are considered national for purposes of this rule.

The Pay to Play Rule additionally contains certain look back provisions which provide that contributions made by employees prior to joining an adviser can, in some instances, disqualify the adviser from managing the assets of certain pension funds for a fee. The look back period is limited to a two-year period prior to joining the firm.

The description of the rule as presented here is simplified and the rule has other more complex facets. If you are interested in making political contributions or regularly contribute to campaigns, please contact the CCO for approval and a more detailed description of this rule and its more complex provisions.

How do we Comply?

No employee may make or give, or offer to make or give, a contribution or gift to any state or local government official or political candidate (including contributions to political parties or political action committees, which may be earmarked or known to be provided for the benefit of a particular government official) without first obtaining written approval from the CCO, whose approval shall not be granted if such contribution or gift may:

•	Be reasonably considered a violation of, or an inducement to violate, ethical guidelines, local law or US law;

•	Potentially impair the ability of the Firm to conduct its business or

•	Constitute a conflict of interest.

Regardless of any contribution limits detailed above, employees must report any and all political contributions or payments of any amount, including those at the local, state, or federal levels.

Employees seeking pre-approval for political contributions may do so by submitting a completed Exhibit I: Political Contribution Pre-Approval Request Form or electronic equivalent to the CCO.

[6]

“Covered Associates” of an adviser include (1) any general partner, managing member, or executive officer, or other individual with similar status or function, (2) any employee who solicits a government entity for the adviser and any person who supervises, directly or indirectly, such employee, and (3) any PAC controlled by the adviser or by any such persons described in (1) and (2). A contribution by a limited partner, a non-managing member of a limited liability company adviser or a shareholder of a corporate adviser is not covered unless such person is also an executive officer or solicitor (or supervisor thereof), or the contribution is an indirect contribution by the adviser, executive officer, solicitor or supervisor.

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“Officials” means any person (including any election committee of the person) who was, at the time of a contribution, an incumbent, candidate or successful candidate for elective office of a government entity, if the office (1) is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity, or (2) has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity.

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“Government entity” includes any state or political subdivision of a state, its agencies and instrumentalities, any pool of assets sponsored or established by any of the foregoing, and any participant-directed investment program or plan sponsored or established by any of the foregoing.

[9]

“Contribution” means any gift, subscription, loan, advance, or deposit of money or anything of value made for (1) the purpose of influencing any election for federal, state or local office, (2) payment of debt incurred in connection with any such election, or (3) transition or inaugural expenses of the successful candidate for state or local office

In addition, employees are required to complete a Political Contribution disclosure as part of their obligation to complete and submit Exhibit F: Quarterly Compliance Attestation Form or electronic equivalent on a quarterly basis.

7.15	Insider Trading

Employees must comply with all laws and regulations concerning insider trading and with the Firm’s prohibition against insider trading. The purchase and sale of securities or providing advice with respect to the purchase or sale, while possessing material non-public information, or “inside information,” of any sort relating to such securities, whether obtained in the course of research activities, through a client relationship or otherwise, or the communication of such information to others, is prohibited by state and federal law and is strictly prohibited by the Firm. The Firm’s insider trading policy is maintained as Appendix A: Insider Trading Policy.

7.16	Surveillance and Violations of Policy

Each calendar quarter, the CCO, or their designee, will conduct a review of personal trading compliance pursuant to the Code. The CCO or designee will review Access Persons’ trading account statements against records of approved trades for compliance with the Firm’s personal trading policy. The Firm’s compliance consultant will monitor day-to-day compliance with the Firm’s personal trading policies, escalating any potential issues to the CCO when appropriate.

In addition to this review, employees of the Firm have an independent duty to report violations of the policy to the CCO. The CCO reserves the right to deliver a report of transactions to the employee’s supervisor on a regular basis or as needed to investigate potential inappropriate trading activity,

Every employee must immediately report any violation of the Code to the CCO or, in the CCO’s absence, the employee’s direct supervisor. All reports will be treated confidentially and investigated promptly and appropriately. The Firm will not retaliate against any employee who reports a violation of the Code in good faith as any retaliation constitutes a further violation of the Code. The CCO will keep records of any violation of the Code, and of any action taken as a result of the violation.

7.17	Exceptions to the Code

The CCO may, under very limited circumstances, grant an exception from the requirements of the Code on a case-by-case basis, provided that:

•	The employee seeking the exception provides the CCO with a written statement:

i.	Detailing the efforts made to comply with the requirement from which the employee seeks an exception; and

ii.	Containing a representation that compliance with the requirement would impose significant undue hardship on the employee;

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The CCO believes that the exception would not harm or defraud the Firm or its clients, violate the general principles stated in the Code or compromise the employee’s or the Firm’s fiduciary duty to any client; and

•	The employee provides any supporting documentation that the CCO may request from the employee.

No exceptions may be made to the fundamental requirements contained in the Code that have been adopted to meet applicable rules under the Advisers Act.